                                                                      EXHIBIT 12

      COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

                                                                     THREE MONTHS ENDED
                                                               ------------------------------
                                                                          MARCH 31,
                                                                  2001                2000
                                                               ------------------------------
Net income                                                     $739,061              $685,041
Fixed charges:
Income before fixed charges                                    $739,061              $685,041
Fixed charges, as above
Preferred stock dividend requirements                          $450,225              $450,225
Fixed charges including preferred
   stock dividends                                             $450,225              $450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements                           1.64                  1.52


                                       12